Exhibit 4.5

AMENDMENT TO THE AGREEMENT DATED MARCH 5, 2002

THIS AMENDMENT AGREEMENT is dated for reference the 4th day of November, 2002.

BETWEEN:

LINUXWIZARDRY SYSTEMS, INC.
#1103 - 11871 Horseshoe Way
Richmond, BC V7A 5H5
("Linux")

OF THE FIRST PART

AND:

TERYL RESOURCES CORP.
#1103 - 11871 Horseshoe Way
Richmond, BC V7A 5H5

("Teryl")

OF THE SECOND PART

WHEREAS:

A.	Linux optioned their 50% interest in the Fish Creek Claims for 200,000 shares of Teryl Resources Corp. and expenditures of $500,000 U.S. over a three-year period.

NOW THEREFORE in consideration of the mutual covenants and conditions set forth herein, the parties hereto agree as follows:

1.

Linux agrees that in consideration for receiving a mining lease that was not disclosed to Linux at the time of the March 5th, 2002 Agreement (the “Original Agreement”) both parties agree to grant Linux a back in working interest for a 25% interest in the mining lease after Teryl completes the $500,000 expenditures.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

LINUXWIZARDRY SYSTEMS, INC.	TERYL RESOURCES CORP.

/s/ John Robertson	/s/ John Robertson
Signature	Signature

John Robertson	John Robertson
Print Name	Print Name

President	President
Title	Title